Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of Franklin Templeton Digital Holdings Trust of our report dated December 29, 2023 relating to the financial statement of Franklin Bitcoin ETF, which appears in this Registration Statement.  We also consent to the reference to us under the heading "Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
San Francisco, California
December 29, 2023